Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Friday, November 16, 2007	Rich Sheffer (952) 887-3753

DONALDSON COMPANY DECLARES QUARTERLY CASH DIVIDEND

MINNEAPOLIS, November 16, 2007-- Donaldson Company, Inc. (NYSE: DCI), announced today that its Board of Directors declared a regular cash dividend of 10 cents per share, payable December 7, 2007, to shareholders of record as of November 26, 2007. As of October 31, 2007, there were approximately 79,200,000 shares outstanding. The current declaration is the 209th consecutive quarterly cash dividend paid by Donaldson over a time span of 52 years.

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of air and liquid filtration systems and replacement parts that improve people’s lives, enhance our Customers’ equipment performance and protect our environment. We are a technology-driven company committed to satisfying our Customers’ needs for diesel engine equipment and industrial filtration solutions through innovative research and development, superior technology, and global presence. Our 12,000 employees contribute to the company’s success by supporting our Customers at more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

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